Exhibit (c)(9)

 Discussion Materials  Project William  September 20, 2020  CONFIDENTIAL

Morgan Stanley
CONFIDENTIAL

Overview of Proposed Transaction Structure

Purchase Price and Adjustment Mechanism

- Purchase price of $32 per share, plus/minus adjustments described below
- Reference Metrics:
  - Adjusted Starting Book Value ("ASBV"):
    - Signing book value per share ($42.45 at 8/30)
    - Less: Cost of HPS Non-Investment Grade Hedge (per share)
  - Adjusted Closing Book Value ("ACBV"):
    - Adjusted Starting Book Value
    - Plus: Change in HPS Non-Investment Grade Portfolio between 8/30/2020 and closing (per share)
- If ACBV is within ±10% of ASBV, no change to purchase price
- If ACBV is 10% or more higher than ASBV, dollar for dollar upward adjustment to purchase price of ACBV – 1.1 * ASBV
- If ACBV is 10% or more lower than ASBV, dollar for dollar downward adjustment to purchase price of 0.9 * ASBV - ACBV
- Mutual walkaway right if ACBV is 20% or more lower than ASBV
- Break fee paid to Watford in event transaction does not close to fully reimburse for the cost of the hedge

Hedge Approach

- Watford will put a hedge in place to protect against decreases in value in the HPS non-investment grade portfolio to increase likelihood of transaction closing within 10% range
- Put spread hedge approach on HYG/CDX HY with ~6 month term, executed at signing

PROJECT WILLIAM
2

Illustration of Purchase Price Adjustment and Hedge Impact  Hedge: (5.5)% - (20.0)% of HPS Non-IG ((10.0)% - (36.7)% of Book Value)  Key assumptions:Hedge structured to pay out max of $218MM (26.7% of post-hedge book value)Hedge expense assumed to be $26MMBook value adjustment occurs vs. post-hedge book value ($41.14)    3  Represents market movement over net assets between 4Q’19 and 1Q’20 (excl. investment income)      CONFIDENTIAL  Hedge Corridor

     Source:     4  Purchase Price Illustration  Purchase Price per Share vs. Change in Value of HPS Non-IG Portfolio  $  CONFIDENTIAL

 Assessing Basis Risk of Hedge    Quarterly Return Profile    Correlation/Beta Analysis      5  CONFIDENTIAL

 Appendix  Additional Materials    6

 Illustration of Purchase Price Adjustment and Hedge Impact  Alternative 1: (5.5)% - (15.0)% of HPS Non-IG ((10.0)% - (27.4)% of Book Value)  Key assumptions:Hedge structured to pay out max of $142MM (17.4% of post-hedge book value)Hedge expense assumed to be $22MMBook value adjustment occurs vs. post-hedge book value ($41.34)  Additional Materials  7    Represents market movement over net assets between 4Q’19 and 1Q’20 (excl. investment income)    CONFIDENTIAL  Hedge Corridor

 Illustration of Purchase Price Adjustment and Hedge Impact  Alternative 2: (5.5)% - (11.0)% of HPS Non-IG ((10.0)-(20.0)% of Book Value)  Key assumptions:Hedge structured to pay out max of $83MM (10% of post-hedge book value)Hedge expense assumed to be $17MMBook value adjustment occurs vs. post-hedge book value ($41.61)  Additional Materials  8    Represents market movement over net assets between 4Q’19 and 1Q’20 (excl. investment income)    CONFIDENTIAL  Hedge Corridor